Exhibit 23.2


Consent of Registered Independent Public Accounting Firm





We consent to the incorporation by reference in the Registration Statement for the written compensation contracts on Form S-8 of Steven Madden, Ltd. (the "Company") of our report dated February 10, 2004, relating to the consolidated balance sheets of the Company as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the 2003 Annual Report on Form 10-K of the Company filed on March 12, 2004.

                                               /s/ EISNER LLP


New York, New York
July 20, 2004